                                                                   EXHIBIT 10.78

           *** TEXT MARKED ...***...IN SECTION 9.2 OMITTED AND FILED SEPARATELY. CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SEC. 280.80(b)(4) AND
                                 SEC. 240.24b-2


                  SETTLEMENT AND NONEXCLUSIVE LICENSE AGREEMENT


THIS SETTLEMENT AND NONEXCLUSIVE LICENSE AGREEMENT ("Agreement"), dated as of January 10, 2001, is entered into by and between Incyte Genomics, Inc., a Delaware corporation, with offices at 3160 Porter Drive, Palo Alto, California 94304 ("Incyte"), and Gene Logic, Inc., a Delaware corporation, with offices at 708 Quince Orchard Road, Gaithersburg, Maryland 20878 ("Gene Logic"). Incyte and Gene Logic may each be referred to herein individually as a "Party" and collectively as the "Parties".

                                   WITNESSETH

        WHEREAS, Incyte has the right to grant licenses under certain patents and patent applications regarding RNA amplification and bioinformatics.

        WHEREAS, Incyte has agreed to grant a nonexclusive license to Gene Logic under certain of these patents and patent applications for the purposes of, and subject to the terms and conditions of this Agreement.

        WHEREAS, Incyte and Gene Logic have agreed to settle the litigations between Incyte and Gene Logic filed as Case Nos. C 99-05180 MJJ (ENE) (JL) (the "First Action") and C-00-04627 SBA (the "Second Action") in the United States District Court for the Northern District of California (collectively the "Actions"), based on the terms herein.

        NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

In this Agreement the following words and expressions have the following meanings:

1.1 "AFFILIATE" shall mean any corporation, firm, limited liability company, partnership or other entity that is controlled by Gene Logic. For the purpose of this definition, control means ownership of one hundred percent (100%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or one hundred percent (100%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership. Notwithstanding the foregoing, for purposes of this Agreement, the term "Affiliate" shall not include Affymetrix, Inc. ("Affymetrix"), Perlegen
        Sciences, Inc. ("Perlegen") or Applera Corporation ("Applera").

1.2 "CLINICAL DIAGNOSTICS" shall mean the performance of FDA-approved clinical diagnostic test(s) on a human tissue or other human biological sample, the results of which are provided to health care providers for use in the clinical management of individual patients.

1.3 "CONTROL" OR "CONTROLLED" shall mean possession of the ability to grant the licenses or sublicenses or to make the assignments as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.4     "EFFECTIVE DATE" shall mean the date first set forth above.

1.5 "END USER" shall mean any corporate entity or individual to whom Gene Logic directly sells or otherwise provides Gene Expression Information for use in research and development, including clinical development of pharmaceuticals and Clinical Diagnostics.

1.6 "LAYTON FIELD OF USE ACTIVITIES" shall mean the preparation of samples by Gene Logic for gene expression analysis for research and development of pharmaceutical and diagnostic products and services, specifically including uses in clinical trials by Gene Logic or End Users. For purposes of clarification, Gene Logic and End Users have the right to commercialize such pharmaceutical and diagnostic products and services developed pursuant to the first sentence of this Section 1.6; provided that such products or services would not otherwise infringe the Layton Patents. End Users may commercialize pharmaceutical and diagnostic products and/or services developed using the Gene Expression Information generated by Gene Logic under the license granted herein but are not themselves granted any license to practice the inventions claimed in the Layton Patents hereunder. Notwithstanding the foregoing, the Layton Field of Use Activities specifically excludes (a) making, having made, using, selling, offering for sale, or otherwise providing Clinical Diagnostics; (b) making, having made, selling, offering for sale, or otherwise providing Layton Kits; (c) high throughput sequencing; and (d) genotyping, SNP detection and SNP discovery.

1.7 "GENE EXPRESSION INFORMATION" shall mean information generated by Gene Logic concerning the presence, absence and/or abundance of messenger RNA molecules in a biological sample.

1.8 "GENOTYPING" shall mean the determination of sequence variation of genetic markers in DNA, including sequence variation in SNPs ("single nucleotide polymorphisms"), subject to the following limitation: the term "genotyping" specifically excludes generation of Gene Expression Information.

1.9 "INCYTE PATENTS" shall mean (a) U.S. Patent No. 6,023,659, "Database System Employing Protein Function Hierarchies For Viewing Biomolecular Sequences" issued February 8, 2000, (b) all patents and patent applications, including provisional applications whether or not filed more than one year ago, Controlled by Incyte as of the Effective Date or during the term of this Agreement that claim benefit under 35 USC Sections 119 and/or 120 of any application or provisional application to which the patent identified in (a) claims benefit under 35 USC Sections

        119 and/or 120; (c) all continuations, continuations-in-part, divisions or provisionals of any application that matured into the patent included in (a) or (b); (d) all patents issuing from any patent application, including any provisional application included in (b) or (c); (e) all foreign counterparts of any of the foregoing, and the patents issuing therefrom; and (f) all reissues and re-examinations of any of the foregoing and the patents issuing therefrom.

1.10 "LAYTON KITS" shall mean combined sets of reagents whose use would infringe one or more claims of the Layton Patents.

1.11 "LAYTON PATENTS" shall mean (a) U.S. Patent No. 5,716,785, "Processes for Genetic Manipulations Using Promoters" issued February 1, 1998; U.S. Patent No. 5,891,636, "Processes for Genetic Manipulations Using Promoters" issued April 6, 1999, (b) all patents and patent applications, including provisional applications whether or not filed more than one year ago, Controlled by Incyte as of the Effective Date or during the term of this Agreement that claim benefit under 35 USC Sections 119 and/or 120 of any application or provisional application to which the patent identified in (a) claims benefit under 35 USC Sections 119 and/or 120; (c) all continuations, continuations-in-part, divisions or provisionals of any application that matured into the patent included in (a) or (b); (d) all patents issuing from any patent application, including any provisional application included in (b) or (c); (e) all foreign counterparts of any of the foregoing, and the patents issuing therefrom; and (f) all reissues and re-examinations of any of the foregoing and the patents issuing therefrom.

1.12    "LICENSED PATENTS" shall mean the Incyte Patents and the Layton Patents.

1.13 "THIRD PARTY" shall mean any person or entity other than Incyte, Gene Logic or Gene Logic's Affiliates.

                                    ARTICLE 2
                                  LICENSE GRANT

2.1 LAYTON PATENTS NON-EXCLUSIVE LICENSE GRANT. Subject to the terms of this Agreement, Incyte hereby grants to Gene Logic and its Affiliates and Gene Logic and its Affiliates accept from Incyte a non-exclusive, fully paid up, non-transferable (except as permitted under Section 11.7), revocable only as permitted under Section 9.2, world-wide license under the Layton Patents limited to the Layton Field of Use Activities, said license being subject to the provisions of Section 1.6, without the right to sublicense or any sublicense being implied.

2.2 INCYTE PATENTS NON-EXCLUSIVE LICENSE GRANT. Subject to the terms of this Agreement, Incyte hereby grants to Gene Logic and its Affiliates and Gene Logic and its Affiliates accept a non-exclusive, fully paid up, non-transferable (except as permitted under Section 11.7), revocable only as permitted under Section 9.2, worldwide license under the Incyte Patents for all uses (excluding resale of any

        Third Party database product), said license being without the right to sublicense or any sublicense being implied.

2.3 NO EXTENSION OF RIGHTS TO SUPPLIERS. The non-exclusive license grants of Sections 2.1 and 2.2 hereof do not extend any right under the Licensed Patents to any Third Party that supplies any product or service covered by the Licensed Patents or used by Gene Logic under the licenses granted herein, including any supplier of Layton Kits, gene expression microarrays or Gene Expression Information except for Third Parties supplying reagents other than Layton Kits for purposes of Gene Logic's use under Section 2.1.

2.4 THIRD PARTY LITIGATION. Gene Logic may not, under any circumstances, rely on the licenses granted through this Agreement to preclude Incyte from taking any legal action for infringement of the Licensed Patents against any Third Party, including obtaining injunctive relief that would bar such Third Party from providing to Gene Logic any product or service covered by a valid claim under the Licensed Patents including any Layton Kit, gene expression microarray, or Gene Expression Information except for Third Parties supplying reagents other than Layton Kits for purposes of Gene Logic's use under Section 2.1.

                                    ARTICLE 3
                            DISMISSAL OF THE ACTIONS

3.1 DISMISSAL OF THE ACTIONS. The Parties shall have their counsel execute and submit a Stipulation and [Proposed] Order of Dismissal of the Actions in the form attached as Exhibit A within three (3) business days of the payment specified in Section 5.1 of this Agreement. The Parties agree that the Stipulation and [Proposed] Order of Dismissal shall not preclude the right of Incyte to bring suit against Gene Logic or Gene Logic's Affiliates in the United States District Court for the Northern District of California if this Agreement is breached by Gene Logic in one or more causes of action including an action for infringement of the Licensed Patents, and an action for breach of contract. The Parties agree that the stipulation and [Proposed] Order of Dismissal shall not preclude the right of Gene Logic to bring suit against Incyte in the United States District Court for the Northern District of California if this Agreement is breached by Incyte in one or more causes of action, including an action for breach of contract.

                                    ARTICLE 4
                             ADDITIONAL OBLIGATIONS

4.1 RELEASE. Incyte and Gene Logic for themselves and for their parents, subsidiaries, agents, servants, successors, assigns, and representatives, including but not limited to, officers, directors, employees, and attorneys and/or any other related or affiliated corporation or entity, hereby mutually release each other from any and all claims, causes of action, potential counterclaims, suits, demands, obligations, promises, liabilities, and damages of any kind whatsoever, whether at law or equity, whether known or unknown, which they, or any of them, had or may have had as of the Effective Date against each other arising out of any dispute, claim or counterclaim of any nature whatsoever arising directly or indirectly or in any way related to the claims asserted in the Actions and from the commencement, prosecution, defense and dismissal of the Actions.

4.2 CAL. CIVIL CODE SECTION 1542. The Parties expressly waive any right or benefit to Section 1542 of the California Civil Code which provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of the above code section, also waive any right or benefit to which they may be entitled under any other similar statute or common law principle to the extent permitted by law.

4.3 COVENANT NOT TO SUE. Each party hereby covenants that for a period of twelve months from the Effective Date, and provided that the other Party is not in material breach of this Agreement, neither Party will institute any action for patent infringement against the other Party. Each Party also agrees that, during the twelve-month period provided by this Section 4.3, appropriate representatives of each Party will make a good faith effort to meet with each other to explore licensing and cross-licensing of the Parties' respective intellectual property as well as other business opportunities that may exist.

4.4 DISPUTE RESOLUTION. Each Party hereby agrees that for a period of twenty-four months following the termination of the twelve-month period provided under Section 4.3 hereof, and provided that the Agreement has not been terminated, each Party will provide the other Party ninety-days notice before instituting any action for patent infringement against the other Party. During the ninety-day notification period provided by this
        Section 4.4, the Parties shall attempt in good faith to settle the issues raised by the notice either by submitting the issues raised by the notice to appropriate senior management representatives of each party in an effort to effect a mutually acceptable resolution thereof or by agreeing to a binding alternative dispute resolution procedure by which those issues may be resolved. In the event no mutually acceptable resolution of the issues raised by the notice is achieved and no mutually acceptable procedure for alternative dispute resolution is agreed upon within the ninety-day period provided by this Section 4.4, then either party shall be entitled to seek final settlement of such Dispute by any administrative or judicial mechanism which may be available.

4.5 ISSUE PRECLUSION: INFRINGEMENT OF LAYTON PATENTS BY ACCUSED PROTOCOLS. Gene Logic will not assert in any litigation with Incyte, or any successor to Incyte, that Gene Logic's use of its current and past protocols for amplifying RNA for gene expression analysis (e.g., Eastman
        Exhibit 21, GL 68518-68523)
        accused of infringement in the claim charts in the First Action does not infringe the Layton Patents. The Parties agree that the provisions of this Section 4.5 will have issue preclusive effect. Based on the previous sentence, it is the Parties' specific intent that this Agreement and the dismissal of the Actions pursuant hereto shall be binding on and shall absolutely bar and preclude Gene Logic, Gene Logic's Affiliates, or any entity that acquires Gene Logic from contesting any issue concerning the infringement of such patents by such protocols or any insubstantial variation of such protocols in any judicial proceeding on any claim.

4.6 ISSUE PRECLUSION: VALIDITY AND ENFORCEABILITY OF LAYTON PATENTS. Gene Logic will not assert in any litigation with Incyte, or any successor to Incyte, that the Layton Patents are invalid or unenforceable. The Parties agree that the provisions of this Section 4.6 will have issue preclusive effect as to the validity and enforceability of the Layton Patents. Based on the previous sentence, it is the Parties' specific intent that this Agreement and the dismissal of the Actions pursuant hereto shall be binding on and shall absolutely bar and preclude Gene Logic, Gene Logic's Affiliates, or any entity that acquires Gene Logic from contesting any issue concerning the validity and enforceability of those patents in any judicial proceeding on any claim. Gene Logic further agrees to remain neutral in any action or proceeding contesting the validity or enforceability of those patents, e.g. by responding to court order or subpoena. This Section 4.6 shall not apply if the Layton Patents are held invalid or unenforceable by a court decision that is not appealable or from which no appeal is taken.

4.7 USE OF AGREEMENTS, PRECLUSIONS, OR DISCOVERY IN SUBSEQUENT LITIGATIONS. Incyte may rely on and offer in evidence the agreements and preclusions set forth in Sections 4.5 and 4.6 in any litigation that involves the Layton Patents against Gene Logic, Gene Logic's Affiliates, or any entity that acquires Gene Logic. Incyte shall not use, rely on, or offer into evidence such agreements and preclusions in any litigation involving the Layton Patents against Affymetrix. Gene Logic agrees that in the ongoing litigation between Incyte and Affymetrix concerning the Layton Patents filed as Case No. C-OO-3210 MJJ in the United States District Court for the Northern District of California, Gene Logic will promptly respond to written discovery requests by producing all earlier-produced documents and deposition transcripts to both Affymetrix and Incyte, except that it reserves the right (i) to object to the production of documents and transcripts that it independently determines lack relevance to the Affymetrix suit and (ii) to object to production of any documents on grounds of joint privilege with Affymetrix if Gene Logic is requested by Affymetrix to do so. Regardless, Gene Logic agrees that it will produce without objection the documents and deposition transcript excerpts itemized in Exhibit B attached hereto. Any and all such production shall be made pursuant to Northern District of California Local Rule 16-6 until the ultimate entry of an appropriate protective order in the Affymetrix suit. Gene Logic further agrees to "meet and confer" with Incyte to attempt to promptly resolve any objections Gene Logic might have to production of any such information or documents in the above-styled Affymetrix litigation. The provisions of Section 9.2 of this Agreement shall not be applicable to this Section 4.7.

                                    ARTICLE 5
                                     PAYMENT

5.1 PAYMENT. Based on the consideration provided in this Agreement, Gene Logic shall pay to Incyte, no later than ten (10) days after the Effective Date, the sum of Nine Million U.S. dollars (U.S. $9,000,000.00) by electronic wire transfer in immediately available funds to such account as Incyte shall designate by written notice to Gene Logic, which sum shall be non-refundable and which notice shall be provided no later than the Effective Date.

                                    ARTICLE 6
                                 CONFIDENTIALITY

6.1 CONFIDENTIALITY OBLIGATION. Notwithstanding any other provision herein to the contrary, including, without limitation, the provisions of
        Section 4.7, Incyte and Gene Logic each agree that, without the prior written consent of the other Party or unless required by law, it shall not disclose to any Third Party the terms of this Agreement or any confidential information regarding the other Party or the business of the other Party which has been made available to it (the "Protected Information"), except as provided in Sections 6.2 and 6.3 of this Article and except that (i) the terms of this Agreement may be disclosed to outside legal counsel, provided that such outside legal counsel agree to maintain the Protected Information in confidence and (ii) Incyte may disclose to the Third Party licensor of the Layton Patents such terms of this Agreement as are necessary to be disclosed to such Third Party licensor under the terms of the license agreement between Incyte and such Third Party license, provided that such Third Party licensor agrees to maintain the Protected Information in confidence. Disclosure solely consisting of the existence of this Agreement and Gene Logic's status as a non-exclusive licensee under the Licensed Patents are specifically not within the confidentiality obligation imposed by this Section 6.1.

6.2 STATUE, REGULATION OR JUDICIAL PROCEEDING. Notwithstanding any other provision of this Article 6, if either Party is required by statute, rule or regulation, including the rules and regulations of the Securities and Exchange Commission, or by force of law, to disclose the Protected Information, the disclosing Party shall promptly notify the other Party of such requirement and shall seek an appropriate protective order to preserve the confidential status of the Protected Information. The disclosing Party shall give the other Party reasonable notice of such protective order, and shall obtain the other Party's consent to disclose the Protected Information pursuant to such protective order, which consent shall not be unreasonably withheld. Disclosure of the Protected Information in such proceedings shall take place only under the terms provided in the appropriate protective order. If, in the absence of a protective order or the receipt of a waiver of the confidential status of the Protected Information from the other Party, the disclosing Party is nonetheless, compelled to disclose Protected Information pursuant to a legal proceeding, such party, after notice to the other Party, may disclose such Protected Information pursuant to such legal proceeding, and shall not be in breach of this Agreement.

6.3 SURVIVAL. The above obligations of confidentiality shall survive expiration or termination of this Agreement.

                                    ARTICLE 7
                       PATENT PROSECUTION AND ENFORCEMENT

7.1 PATENT PROCUREMENT. As between Incyte and Gene Logic only, Incyte shall have the sole right (in Incyte's sole discretion), but not the obligation, at its own expense, to control the preparation, filing, prosecution, maintenance and enforcement of the Licensed Patents, provided, however, that Incyte shall promptly notify Gene Logic, in writing, upon the issuance, expiration, invalidation, abandonment, disclaimer or lapse of any valid claim included within the Licensed Patents.

7.2 PATENT ENFORCEMENT. Incyte shall have no obligation to take any action whether through the institution of legal proceedings or otherwise with respect to any infringement or suspected infringement of the Licensed Patents. Without prejudice to any separate agreement that may be or have been reached between the Parties, if Incyte in its sole discretion decides to take any such action against any Third Party it shall do so at its own cost, and Gene Logic shall have no claim to any sums received by Incyte in connection with taking any such action.

                                    ARTICLE 8
                       WARRANTIES AND WARRANTY DISCLAIMERS

8.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each Party hereby represents and warrants to the other that:

        (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

        (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

        (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

        (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or bylaws; or ( c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

        (e) it shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement.

8.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF INCYTE. In addition to the representations and warranties made by Incyte under Section 8.1 above, Incyte hereby further represents and warrants to Gene Logic that:

        (a) as of the Effective Date, the Licensed Patents are existing and, to the best of its knowledge, those issued patents included within the Licensed Patents are not invalid or unenforceable, in whole or in part;

        (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to Gene Logic under this Agreement; and

        (c) it Controls the Licensed Patents and its grant of the licenses to Gene Logic hereunder does not violate the rights of any Third Party and does not and will not constitute a material breach or other violation of any agreement between Incyte and any Third Party.

8.3 LEGAL COUNSEL. Each Party hereby further represents and warrants to the other Party that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.4     DISCLAIMER. Incyte makes no warranty, representation or undertaking:

        (a) as to the efficacy or usefulness of the Licensed Patents or any discovery or invention covered thereby;

        (b) that any pending patent application included within the Licensed Patents will proceed to grant of a patent;

        (c) that the exploitation of the Licensed Patents, or the exercise of any rights licensed hereunder, will not infringe any intellectual property or other rights of any Third Party; or

        (d) as imposing any obligation on Incyte to bring or prosecute actions or proceedings against Third Parties for infringement or to defend any actions or proceedings for revocation of any of the Licensed Patents.

        ADDITIONALLY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY AND ALL RIGHTS LICENSED AND PATENTS MADE AVAILABLE BY INCYTE TO GENE LOGIC ARE LICENSED OR MADE AVAILABLE "AS IS". INCYTE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (OTHER THAN AS SET FORTH IN THIS ARTICLE 8) AND INCYTE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

                                    ARTICLE 9
                              TERM AND TERMINATION

9.1 TERM. This Agreement and the license granted under hereby shall be effective as of the Effective Date and unless terminated earlier in accordance with this Article 9 shall continue in force on a country by country basis until the last to expire of the Licensed Patents in such country.

9.2 TERMINATION FOR CAUSE. This Agreement may be terminated by written notice by either Party at any time during the term of this Agreement for a material breach by the other Party, which breach remains uncured for sixty (60) days from receipt of the written notice of breach. Gene Logic will not initiate any legal action based on any material breach alleged by Incyte for a period of seventy five (75) days after its receipt of notice of breach from Incyte. Incyte will not initiate any legal action based on any material breach alleged by Gene Logic for a period of seventy five (75) days after its receipt of notice of breach from Gene Logic. This Agreement may also be terminated by Incyte if Gene Logic, Gene Logic's Affiliates, or an entity acquiring Gene Logic infringes any of the Layton Patents outside the scope of the Layton Field of Use Activities, or induces End Users to infringe any of the Layton Patents. If Gene Logic disputes any claim by Incyte that Gene Logic has materially breached this Agreement, and if a court subsequently determines that Gene Logic materially breached this Agreement, then the license granted under this Agreement shall terminate, and Gene Logic shall immediately pay Incyte liquidated damages in the amount of . . . *** . . . dollars ($. . . *** . . .), in addition to any other remedies available to Incyte at law or in equity. If Gene Logic disputes any claim by Incyte that Gene Logic has materially breached this Agreement, and if a court subsequently determines that Gene Logic has not materially breached this Agreement or if Gene Logic claims that Incyte has materially breached this Agreement and Incyte disputes same, and a court subsequently determines that Incyte has materially breached this Agreement, then the licenses granted under this Agreement shall remain in effect pursuant to the terms of this Agreement, and Incyte shall immediately pay Gene Logic . . . *** . . . dollars ($. . . *** . .
        .), in addition to any other remedies available to Gene Logic at law or inequity. If Gene Logic claims that Incyte has materially breached this Agreement and Incyte disputes same, and a Court subsequently determines that Incyte has not materially breached this Agreement,

*** CONFIDENTIAL TREATMENT REQUESTED
        then Gene Logic shall immediately pay Incyte . . . *** . . . dollars ($. . . *** . . .)in addition to any other remedies available to Incyte at law or equity.

9.3 EFFECTS OF TERMINATION. No termination of this Agreement shall in any way affect Gene Logic's obligations pursuant to Article 3 to pay the amounts specified prior to such termination of this Agreement. Furthermore, no termination of this Agreement shall in any way affect
        (i) the obligations of Gene Logic under Sections 4.5, 4.6 and 4.7 if this Agreement is terminated based on a material breach by Gene Logic, or (ii) the Parties' respective obligations under Articles 6, 10 and 11.

                                   ARTICLE 10
                                 INDEMNIFICATION

10.1 INDEMNIFICATION BY GENE LOGIC. Gene Logic shall defend, indemnify and hold Incyte its directors, officers and employees (each an "Incyte Indemnified Party") harmless from all losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs (collectively, a "Liability") which the Incyte Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any claims, demands, actions or other proceedings by any Third Party based upon (a) any breach of any representation, warranty or covenant of Gene Logic under this Agreement, or (b) any use by or on behalf of Gene Logic of the Licensed Patents. Notwithstanding the foregoing, Gene Logic shall have no obligation under this Agreement to indemnify, defend or hold harmless any Incyte Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Incyte, its affiliates, or any of their respective employees, officers, directors or agents.

10.2 INDEMNIFICATION BY INCYTE. Incyte shall defend, indemnify and hold Gene Logic, its Affiliates and each or their respective directors, officers and employees ( each an "Gene Logic Indemnified Party") harmless from any and all Liabilities which the Gene Logic Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any claims, demands, actions or other proceedings by any Third Party based upon any breach of any representation, warranty or covenant of Incyte under this Agreement. Notwithstanding the foregoing, Incyte shall have no obligation under this Agreement to indemnify, defend or hold harmless any Gene Logic Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Gene Logic, its Affiliates, or any of their respective employees, officers, directors or agents.

10.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying Party under Sections 10.1 and 10.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however,

*** CONFIDENTIAL TREATMENT REQUESTED
        if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

10.4 SETTLEMENTS. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

                                   ARTICLE 11
                                  MISCELLANEOUS

11.1 WAIVER. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11.2 INDEPENDENT CONTRACTORS. It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

11.3 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, sent to such other Party at its address and fax number indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser, and shall be effective upon receipt by the addressee.

If to Incyte:               Incyte Genomics, Inc.
                            3174 Porter Drive
                            Palo Alto, California 94303
                            Attention: Lee Bendekgey, General Counsel
                            Fax: 650-845-4166

If to Gene Logic:           Gene Logic Inc.
                            708 Quince Orchard Road
                            Gaithersburg, Maryland 20878
                            Attention: J. Barry Buzogany, Esq., General Counsel
                            Fax: 301-987-1863

11.4 ANNOUNCEMENTS; USE OF NAMES. Incyte and Gene Logic each intend to separately announce the existence of this Agreement promptly following its execution in the forms attached as Exhibit C, subject to prior mutual written approval of any such announcement, which approval will not be unreasonably withheld. Except as contemplated by the last sentence or as may otherwise be required by law or regulation, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party. In particular, and subject to the terms of this Section 11.4, neither party shall make any public announcement or public disclosure about the nature and content of this Agreement beyond the scope of the statement attached as Exhibit C; and any failure of a party to abide by such restriction shall be considered a material breach of this Agreement. If this Agreement is determined to be material to the business of Incyte (or Gene Logic) so that its disclosure is required by law or regulation, Gene Logic ( or Incyte) shall have the right to review and comment on the text of the disclosure prior to its release to the public or the filing with any government agency and the Party making such disclosure or filing agrees, at its own expense, to seek confidential treatment of those portions of this Agreement or such terms, as may be reasonably requested by the other Party.

11.5 PATENT MARKINGS AND LABELS. Gene Logic agrees to mark any database, other product or service of Gene Logic that is subject to this Agreement, with appropriate patent notices with respect to the Licensed Patents as may be reasonably requested by Incyte.

11.6 ENTIRE AGREEMENT. This Agreement sets out the entire agreement and understanding between the Parties relating to its subject matter and supersedes all prior oral or written representations, agreements, arrangements or understandings between them relating to such subject matter.

11.7 ASSIGNMENT BY GENE LOGIC. Gene Logic shall not directly or indirectly assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, whether voluntarily, by operation of law or otherwise, to any Third Party without Incyte's prior written consent. Notwithstanding the foregoing, Gene Logic may, without Incyte's consent, assign its rights and obligations hereunder to a successor to substantially all of the business of Gene Logic, other than the entities listed below, whether in a merger, sale of stock, sale of assets or other transaction, provided that the licenses granted under this Agreement shall apply only to the continued operation of Gene Logic's business as conducted prior to the closing of such merger, sale of stock, sale of assets or other transaction, and to no other activities of the successor entity, and provided that the terms of Sections 4.3 and 4.4 shall be of no force or effect if this Agreement is assigned or transferred to such successor entity. Under no circumstances will Gene Logic have the right to assign any rights under this Agreement to any individual or corporate entity which is involved in litigation concerning the Licensed Patents or has threatened in writing Incyte or Incyte's affiliates or any entity acquiring Incyte with litigation concerning the Licensed Patents. In addition, under no circumstances shall Gene Logic have the right to assign any rights or obligations under this Agreement to Affymetrix, Perlegen or Applera. Any purported assignment or transfer in violation of this Section 11.7 shall be void.

11.8 ASSIGNMENT BY INCYTE. Incyte may directly or indirectly assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, whether voluntarily, by operation of law or otherwise, to any Third Party without Gene Logic's consent.

11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the local laws of the State of California, USA, without regard to the conflicts of law principles thereof.

11.10 PARTIAL INVALIDITY. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

11.11 HEADINGS. The headings appearing herein have been inserted solely for the convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

11.12 FORCE MAJEURE. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement (other than non-payment) shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature;

        acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; plague of epic proportion; accident; war; rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the Party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

11.13 AMENDMENTS. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.

11.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first set forth above.



GENE LOGIC, INC.


Signature:   /s/ Mark D. Gessler
          ------------------------------
             Mark D. Gessler
             President and Chief Executive Officer





INCYTE GENOMICS, INC.



Signature:   /s/ Lee Bendekgey
          ------------------------------
             Lee Bendekgey
             Exec Vice President, Corporate Secretary

                                LIST OF EXHIBITS


EXHIBIT A--STIPULATION AND [PROPOSED] ORDER OF DISMISSAL OF THE ACTIONS

EXHIBIT B--LIST OF DOCUMENTS AND DEPOSITION TRANSCRIPTS

EXHIBIT C--PRESS RELEASE